Exhibit 99.2

Brand Engagement Network, Inc.

Q4 2024 Earnings Call Script

Thursday, March 27, 2025 at 2 PM PT / 5 PM ET

Participants:

●	Paul Chang – CEO
●	Walid Khiari – CFO & COO
●	Susan Xu – Alliance Advisors IR

Operator Intro:

Welcome to the Brand Engagement Network fourth quarter and full-year 2024 results conference call and webcast. At this time, all participants are in a listen-only mode. After the speakers’ presentation, there will be an analyst question-and-answer session. Please be advised that today’s conference is being recorded. I would now like to hand the conference over to Brand Engagement Network Investor Relations, Susan Xu (pronounced “Zoo”). Please go ahead.

Susan Xu:

Thank you operator, and good afternoon everyone. Welcome, and thank you for joining BEN’s Q4 and full-year 2024 earnings conference call. Joining me on the call today are CEO Paul Chang and CFO & COO Walid Khiari.

The company’s Q4 financial results were disseminated prior to this call and are available on the Investors Relations website at www.investors.beninc.ai.

During this call, we’ll make forward-looking statements, including statements about our business outlook, strategies and long-term goals. These comments are based on management’s plans, predictions and expectations as of today, which may change overtime.

The company’s actual results could differ materially due to a number of risks and uncertainties. For more information about the risks and uncertainties involving forward-looking statements and factors that could cause actual results to differ materially from those projected or implied by forward-looking statements, please see the risk factors set forth in BEN’s most recent annual report on Form 10-K, as supplemented by the Risk Factors in its most recent quarterly report on Form 10-Q. Forward-looking statements represent management’s current estimates, and the company assumes no obligation to update any forward-looking statements in the future.

As a reminder, this call is being webcast from the Investor Relations website. An audio replay will be available on the website in a few hours.

With that, I’ll now turn it over to Paul to share our Q4 update. Over to you, Paul.

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Paul Chang:

Thank you Susan. Good afternoon, and thank you all for joining us today.

Before we delve into our quarterly updates, I want to address the broader AI landscape and the recent turbulence sparked by DeepSeek. Their rapid rise has raised awareness on AI training and run costs, scalability, and market dominance, triggering both excitement and volatility in the market. While DeepSeek’s open-source model is making headlines, it reinforces what BEN has long championed since the beginning — AI doesn’t have to rely on massive, expensive, GPU-heavy infrastructure to be effective.

Last July, we demonstrated how Small Language Models, RAG, and industry-specific training can create a scalable and secure AI platform at a fraction of the cost. Unlike many large-scale AI systems that rely on costly, difficult to procure, energy-intensive GPUs, BEN’s platform can run efficiently on CPUs. This smaller computational footprint makes our AI more accessible, affordable, and scalable, enabling businesses of all sizes to leverage it without expensive infrastructure. BEN’s approach and architecture also gives businesses the full control of the customers’ AI experience while integration with legacy applications enables the automated processes that truly drive efficiency and enhanced customer engagement.

This brings me to another critical issue shaping the AI industry—data privacy and security. The concerns surrounding DeepSeek are not just about AI dominance but also about where and how user data is stored and used. Lawmakers and consumer advocates have raised alarms about foreign access to personal information, and the U.S. government is now considering banning DeepSeek AI on government devices due to national security risks.

At BEN, we’ve prioritized data security from day one. Our AI platform operates within a closed-loop system, ensuring user data remains protected and never enters public training sets. This security-first approach has led us to provide key insights to CA Assemblymember Carl DeMaio on his proposed bill AB 364 to strengthen consumer data protections. The bill would require AI and social media platforms to disclose where user data is stored, mandate explicit user consent, and prohibit foreign-controlled entities from handling sensitive healthcare, financial, and geolocation data.

This commitment to security and efficiency has guided our work at BEN, and we continue to see strong traction across key verticals.

In Q4, we reached two major milestones that position BEN for further growth in the automotive sector. First, we signed an agreement with Michiana Chrysler, Dodge, Jeep & Ram making them our first pilot dealer in the automotive sector. Since they already use Dealer.com software — which is fully integrated with our AI platform—this partnership allows us to seamlessly deploy our AI-powered agent, enhancing customer engagement and streamlining dealership operations. This integration allows dealerships using Dealer.com to leverage BEN’s human-like AI agents across their websites, apps, web browsers, and life-size kiosks. We anticipate the AI agents will go live in Q2, marking a significant step forward in our expansion into the automotive sector and demonstrating the value of our scalable AI-powered solutions in high-volume, customer-facing environments.

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Beyond our progress in automotive, we continue to execute on our broader strategic vision. Last October, we announced our agreement to acquire Cataneo, a leading media technology company based in Germany. This acquisition is a key part of our strategy to expand BEN’s AI capabilities into global media and advertising, integrating our secure, scalable AI with Cataneo’s Mydas platform to enhance customer engagement and streamline ad sales and inventory management. We’ve made steady progress, and Walid will provide further details on the current status.

Looking ahead to 2025, we believe BEN is well-positioned for continued growth in our target Healthcare/Life Sciences industry as well as new markets we are entering. Our potential national-chain clients appear interested to deploy BEN’s AI Agents for mission critical tasks such as educating the public on the benefits and safety of vaccines as part of an outreach campaign. The key advantages are that the consumers will only be provided information from trusted, validated sources and the campaign can scale effortlessly reaching consumers at every corner of the country. Such campaign is designed to increase our customers’ revenues while significantly reducing the costs to run and manage the campaign.

We’d like to thank our shareholders and partners for their ongoing support, and we look forward to keeping you updated on our progress this year.

Now, let’s turn it over to our CFO and COO, Walid Khiari, who will walk us through our financial results for the fourth quarter.

Walid:

Thank you, Paul.

I appreciate this opportunity to introduce myself to our audience and shareholders, provide a brief financial update, and share my perspectives on our M&A strategy and the announced acquisition of Cataneo.

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I joined the Company in November after a 20-year career in financial markets, including 15 years as a technology investment banker working with software companies in Silicon Valley and across the world.

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What drew me to the Company is its highly specialized IP portfolio focused on conversational AI: 20+ patents issued (with another 20 or so pending) all focused on advancing AI-human interaction. This includes innovations in user identification, personalization, image and video processing, human-like interaction and gesture generation.

From this IP portfolio, BEN has built B2B2C solutions in the form of AI agents that can interact with their audiences in a human-like fashion.

These AI agents can help transform consumer engagement and elevate customer experience.

Each AI agent is uniquely designed for its specific business environment and use case, ensuring that elements such as voice, tone, cadence, and language, and even visual appearance in multimodal applications align seamlessly with a business’s identity and goals.

Ultimately, our AI agents serve as digital extensions of the brands they represent, aiming to provide businesses with the adaptability and scale to enhance engagement with their audiences.

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For BEN, 2024 was about investing in product development and refining our go-to-market strategy.

Q4 saw the Company continue to streamline its operations and rationalize its investments.

We’ve continued to invest in our team in Seoul, Korea, which we see as a competitive advantage for BEN.

Indeed, BEN has historical roots in Korea since our AI IP originally came from Korea University, which gives us access to strong local AI talent.

A significant financial update at year-end was the write-off of $13.475m related to our exclusive reseller agreement in the automotive space, pursuant to our termination of that agreement.

Let me explain: BEN previously issued shares of common stock to an automotive reseller pursuant to the Reseller Agreement.

The fair value of those shares at the date of issuance was $13.475m and was deferred on the balance sheet as a customer acquisition cost.

That asset was to be accounted for as a reduction in transaction price as the Company transfers services to the reseller over the term of the Agreement.

In anticipation of terminating the Reseller Agreement, the Company performed an impairment analysis and concluded that the entire asset was impaired given there would be no future revenue associated with the Reseller Agreement upon termination.

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2025 is and will continue to be about execution.

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As it relates to our M&A strategy, we are in the process of acquiring Cataneo, a transaction that was announced at the end of Q3.

It can take time to do things well. To that end, we agreed to an extension with the shareholders of Cataneo at the end of January, and have already made two installment payments.

We aim to close the acquisition in Q2.

I would like to take this opportunity to share some perspectives on our M&A strategy and explain how Cataneo fits into it.

Starting with what BEN is.

BEN is an acronym. It stands for Brand Engagement Network.

The most important letter of that acronym is E, for Engagement.

Our goal is to become the Engagement AI platform, helping companies truly engage with audiences and go beyond simply advertising to them.

Cataneo is a core building block of this strategy.

Based in Munich, Germany with a global footprint, the Company’s flagship product is a software platform which provides a single plain of glass for advertisers and advertising agencies to schedule, operationalize, invoice ads and manage ad inventory.

Simply put, we at BEN view Cataneo as the “ERP software of the Ad industry”.

We believe that Cataneo’s 20-year+ tenure and reputation in the Advertising industry matched with BEN’s dedicated Engagement AI capabilities can become a strong combination for advertisers and ad agencies worldwide to create an engaged connection with their audiences.

With this first combination, BEN aims to lay the first digital brick of the new “AI Advertising Tech Stack” – a stack which we intend to continue building on through both organic product development work and thoughtful acquisitions.

In the field, we’ve expanded our partnership with Vybroo (a Mexican technology firm specialized in audio messaging strategies) and Grupo Siete (a large Mexican media company) to extend our AI-powered engagement solutions to Latin America and Europe. These initiatives highlight AI’s transformative role in media and advertising, aligning with our long-term vision.

We look forward to expanding our efforts globally, forging new partnerships, and continuing to innovate at the intersection of AI and advertising. We’ll share more updates on our progress during our Q1 call.

Thank you. Now, I’d like to turn it back over to the operator for Q&A.

**Q&A Begins**

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